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                                                                  EXHIBIT 5.1

                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]

September 8, 1997

Coho Energy, Inc.
14785 Preston Road, Suite 860
Dallas, Texas 75240

Ladies and Gentlemen:

        We have acted as counsel for Coho Energy, Inc., a Texas corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (Registration Number 333-33979) (the "Registration Statement") with respect to (i) 5,000,000 shares of the Company's common stock, $.01 par value (the "Common Stock"), and $125,000,000 of Senior Subordinated Notes Due 2007 (the "Notes"), each being offered by the Company, and (ii) 3,584,482 shares of Common Stock (4,872,154 shares if the underwriters' over-allotment option is exercised) being offered by certain selling shareholders of the Company (the "Selling Shareholders").

        We have examined (i) the Articles of Incorporation and Bylaws of the Company, each as amended to date, (ii) a draft of an Indenture (the "Indenture"), between the Company and Midland Marine Bank, as Trustee, relating to the Notes and (iii) such certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

        In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) the shares of Common Stock and the Notes offered will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement; and (iii) underwriting agreements related to the shares of Common Stock and Notes being offered will have been validly executed and delivered by the Company and the other parties thereto.

        Based upon and subject to the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

        1. The 5,000,000 shares of Common Stock proposed to be offered by the Company have been duly authorized and, when issued in accordance with the applicable underwriting agreement against payment therefor, will be validly issued, fully paid and nonassessable.

        2. The 3,584,482 shares of Common Stock proposed to be offered by the Selling Shareholders have been duly authorized and validly issued and are fully paid and nonassessable.

        3. When the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the
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Coho Energy, Inc.
September 8, 1997
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Indenture and in accordance with the applicable underwriting agreement upon payment of the consideration therefor provided for therein, the Notes will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity and will be entitled to the benefits of the Indenture.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                                Very truly yours,

                                                /s/ FULBRIGHT & JAWORSKI L.L.P.

                                                Fulbright & Jaworski L.L.P.